Exhibit 99 (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, dated July 12, 2023, and included in this Pre-Effective Amendment No. 6 to the Registration Statement (Form N-2, File No. 333-261903) of Panagram Capital, LLC (the “Registration Statement”).

We also consent to the use of our report dated November 23, 2022, with respect to the financial statements and financial highlights of Panagram Capital, LLC for the year ended September 30, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 12, 2023